Exhibit 10.20

EXECUTION COPY

FOURTH AMENDED AND RESTATED EMPLOYMENT

AND NON-COMPETITION AGREEMENT

This FOURTH AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) made as of this 4th day of September, 2009, by and among Thomas Tolworthy (the “Executive”), VS Parent, Inc., a Delaware corporation (“Parent”) and VS Holdings, Inc., a Delaware corporation (“Holdings”), and Vitamin Shoppe Industries, Inc., a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Executive is a party to an existing Third Amended and Restated Employment Agreement with the Company and Holdings dated as of June 12, 2006 (the “Existing Agreement”);

WHEREAS, the parties have agreed that the Existing Agreement shall be deemed to have been amended and restated and superceded by this Agreement as of the date hereof (the “Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. Commencing upon the Effective Date, the Executive shall voluntarily resign, and hereby does resign, his position as the Chief Executive Officer and a member of the Board of each of Parent, Holdings, VS Direct, Inc. and the Company and shall, commencing upon the Effective Date, serve as the Vice President of Corporate Strategy and Business Development of the Company and shall perform such duties as requested by the Chief Executive Officer of the Company (the “CEO”) and the Chairman of the Board of Directors of the Company (the “Chairman”), including assisting the Company in the areas of real estate, store operations, new product development, new business ventures and other matters as determined by the CEO and the Chairman. The Executive shall report directly to the Chairman and the CEO of the Company; provided, however, that in performing such duties, the Executive shall at all times be subject to the authority of the Board of Directors of Parent, Holdings and the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s, Holdings’ and the Company’s business.

2. Compensation; Salary, Bonus and Other Benefits. Commencing upon the Effective Date, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits, subject to all applicable federal and state withholding, payroll and other taxes.

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base salary of $300,000 per annum (the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time, but shall be payable not less frequently than monthly.

(B) Bonus. In addition to the Base Salary payable to the Executive hereunder, the Executive may also be eligible to receive additional bonus or incentive compensation, at such times and in such amounts as shall be determined in the sole discretion of the Company.

(C) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its senior management employees generally.

(D) Reimbursement of Expenses. The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the term of his employment in connection with his duties and responsibilities as described in Section 1, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(E) Vacation. The Executive shall be entitled to vacation time in accordance with the plans, practices, policies, and programs applicable to the Company’s senior management employees generally.

3. Term and Termination. The Executive’s employment with the Company is and shall remain “at-will,” and the Executive’s employment with the Company may be terminated at any time by the Company or the Executive for any (or no) reason with or without notice. If the Executive’s employment is terminated pursuant to this Section 3, the Executive (or his estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination by the Executive pursuant to the terms of this Agreement, and the Company shall reimburse the Executive (or his estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of termination. For the avoidance of doubt, Executive shall not be entitled to any additional severance upon the Executive’s termination of employment, except as otherwise may be provided for under any Company severance policies or plans then in effect, which shall provide that Executive is entitled to severance in an amount equal to at least three months of Executive’s Base Salary and payable in accordance with such policies or plans. The Executive’s termination pursuant to this Section 3 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans.

4. Repurchase of Equity; Forfeiture of Certain Stock Options.

(A) The Executive acknowledges and agrees that, as of the Effective Date, (i) the Executive’s current equity holdings in Parent consists of the following: 1,142 shares of Series A Preferred Stock of Parent and 150,0000 shares of Common Stock of Parent (collectively, the “Acquired Securities”), (ii) the Executive is the sole, legal owner of the

Acquired Securities, free and clear of any and all liens, claims and encumbrances whatsoever, other than the partial recourse promissory note issued on November 27, 2002 by the Executive to Holdings (the “Note”) (iii) the Executive has not previously assigned, transferred, sold or otherwise disposed of, or attempted to assign, transfer, sell or otherwise dispose of, any right, title or interest in the Acquired Securities to any other person or entity. Upon the Effective Date, (i) the Executive shall, and hereby does, contribute 75,497 of the Executive’s shares of Common Stock of Parent to Parent in exchange for the reduction of the outstanding principal balance on the Note by $754,970, and (ii) the Executive shall, and hereby does, contribute 634 of the Executive’s shares of Series A Preferred Stock of Parent to Parent in exchange for Parent reducing the remaining outstanding principal and accrued interest on the Note to zero. After the contributions described in this Section 4(A) have been completed, the Executive’s obligation to repay the outstanding principal and accrued interest under the Note shall be, and herby is, deemed satisfied in full and the Note shall be cancelled and the Executive will deliver to the Parent certificates, duly endorsed in blank, representing the shares of Common Stock of Parent and the shares of Series A Preferred Stock of Parent that were repurchased.

(B) The Executive hereby acknowledges and agrees that, as of the Effective Date, the Executive holds fully vested stock options to purchase an aggregate of 409,207 shares of Common Stock of Parent as follows: (i) an option to purchase 204,604 shares of Common Stock of Parent at an exercise price of $10 per share (“Tranche A”); (ii) an option to purchase 68,201 shares of Common Stock of Parent at an exercise price of $20 per share (“Tranche B”); (iii) an option to purchase 68,201 shares of Common Stock of Parent at an exercise price of $25 per share (“Tranche C”); and (iv) an option to purchase 68,201 shares of Common Stock of Parent at an exercise price of $30 per share (“Tranche D”). Upon the Effective Date, the Executive hereby understands and agrees that a pro rata portion of the foregoing stock option tranches shall be forfeited and automatically cancelled without further action of the Company as follows: (I) 65,267 shares subject to Tranche A; (II) 21,756 shares subject to Tranche B; (III) 21,756 shares subject to Tranche C; and (IV) 21,756 shares subject to Tranche D. Except as provided above, the remaining portion of each of the stock option tranches set forth above shall remain outstanding in accordance with all of the terms and conditions thereof and the applicable equity plan under which such stock options were granted.

(C) In the event of (i) a termination of the Executive’s employment with the Company for Cause (as defined below), (ii) as a result of the Executive’s voluntary resignation within 12 months of the Effective Date, or (iii) in the event that Executive violates any provision of Sections 5, 6, 7, or 8, all remaining Acquired Securities, after taking into account Section 4(B) (whether then held by Executive or his transferees) shall be subject to repurchase by Parent pursuant to this Section 4 (the “Repurchase Option”). For purposes hereof, a termination of the Executive’s employment by the Company shall constitute a termination for “Cause” only if such termination is for one or more of the following causes: (i) wrongful misappropriation of Company assets of a material value; (ii) alcoholism or drug addiction, any of which materially impairs the ability of the Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of the Company; (iii) the conviction of a felony; (iv) intentionally causing the Company to violate a material local, state or federal law in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company not remedied within thirty (30) days after receipt of written notice from the Company which materially affects the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Board of Directors of the Company in furtherance of a legitimate business purpose or willful refusal to perform the duties reasonably assigned to the Executive by the Board of Directors of the Company consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within thirty (30) days after receipt of written notice from the Company; or (vii) breach by the Executive of this Agreement, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company. No action(s) or inaction(s) will constitute Cause under this section unless a resolution finding that Cause exists has been approved by the Board of Directors at a meeting at which the Executive is allowed to appear with his legal counsel. In the event that the Executive terminates employment with the Company as a result of a voluntary resignation following the occurrence of an event that would be grounds for a termination for Cause, or in the event Executive violates any provision of Sections 5, 6, 7, or 8, all outstanding stock options, whether vested or unvested, that are then held by the Executive shall thereupon terminate and expire as of the date of such termination without any consideration being paid therefor. The Executive hereby understands and agrees that the foregoing shall serve as an amendment to all of the Executive’s outstanding stock options and that such amendment is being implemented in accordance with all of the terms and conditions of the applicable award agreements and the equity plan under which such stock options were granted.

(D) The purchase price of the Acquired Securities subject to the Repurchase Option shall be the lesser of (i) the Fair Market Value of such Acquired Securities, and (ii) the Original Cost of such Acquired Securities. As used herein, the term “Original Cost” means, with respect to the Acquired Securities, the original issue price thereof, as such amount may be adjusted to account for any subdivision (by any stock split, stock dividend, recapitalization or otherwise) or proportionate reduction (by reverse stock split or otherwise), and “Fair Market Value” means the fair market value of the Acquired Securities, as determined by Parent’s Board of Directors in good faith; provided that if within 10 days after the Executive is notified of Parent’s Board of Directors determination, Executive notifies Parent’s Board of Directors in writing that he objects to Parent’s Board’s determination and Executive and Parent’s Board of Directors are unable to reach agreement upon the Fair Market Value of the Acquired Securities subject to repurchase, then the Fair Market Value shall be determined by an independent appraiser jointly selected by Parent’s Board of Directors and the Executive (and if Executive and Parent’s Board of Directors are unable to agree upon the choice of an independent appraiser, they will select an independent appraiser by lot from a list comprised of four nationally-recognized appraisal or investment banking firms, two of whom shall be selected by Parent’s Board of Directors and two of whom shall be selected by the Executive). The determination of the appraiser shall be set forth in a written report delivered to Parent and the Executive and shall be conclusive and binding on the parties. The fees and expenses of the appraiser shall be borne equally by Parent and the Executive.

(E) Parent may elect to purchase all or any portion of the Acquired Securities that becomes subject to a Repurchase Option by delivering written notice (the “Purchase Notice”) to the holder or holders of such Acquired Securities within 90 days after the Termination. The Purchase Notice will set forth the type and amount of Acquired Securities to be acquired from each holder, the aggregate consideration to be paid for such securities and the time and place for the closing of the transaction. The amount of Acquired Securities to be purchased by Parent shall first be satisfied to the extent possible from the Acquired Securities held by the Executive at the time of delivery of the Purchase Notice. If the amount of Acquired Securities then held by the Executive is less than the amount of Acquired Securities that Parent has elected to purchase, Parent shall purchase the remaining Acquired Securities elected to be purchased ratably from the Executive’s transferees, in accordance with the amount of Acquired Securities held by such other holder(s) at the time of delivery of such Purchase Notice.

(F) The closing of the purchase of Acquired Securities pursuant to the Purchase Option shall take place on the date designated by Parent in the Purchase Notice, which date shall not be more than 30 days nor less than five days after the delivery of the Purchase Notice. Parent shall pay for the Acquired Securities to be purchased by it pursuant to the Purchase Option by cash payable by delivery of a check or a wire transfer of funds unless the terms of any financing arrangement entered into by Parent specifically prohibit the payment of cash to Executive, in which case the Parent will make payment (1) by the issuance of a subordinated promissory note in the principal amount equal to 50% of the aggregate purchase price of the Acquired Securities being purchased by Parent, which subordinated promissory note shall mature on the third anniversary of the Effective Date and accrue interest payable only at maturity at a rate of 8% per annum, and which shall be subordinated to all of Parent’s existing financing arrangements and (2) by cash payable by delivery of a check or a wire transfer of funds equal to 50% of the aggregate purchase price of such Acquired Securities. Parent may assign its rights under this Section 4 to any of its subsidiaries; to the extent Parent is prohibited by law or by its subsidiaries’ financing agreements from repurchasing any Acquired Securities subject to the Purchase Option, Parent may assign its right to exercise the Purchase Option with respect to such Acquired Securities to any of its stockholders or their affiliates. The purchasers of Acquired Securities hereunder will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers’ signatures be guaranteed.

(G) All repurchases of Acquired Securities pursuant to this Section 4 shall be subject to all applicable restrictions under law or contained in Parent’s and its subsidiaries’ financing agreements.

5. Noncompetition Covenant. Executive acknowledges and agrees with respect to the Company that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, Executive agrees that during the term of Executive’s employment by the Company and for a period of three (3) years thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that (i) directly or indirectly, manufactures, markets or distributes (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (A) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies, or (B) any other product category sold by the Company or its subsidiaries which represented twelve and one-half percent (12.5%) or more of the Company’s consolidated gross revenue in the month preceding Executive’s termination or (ii) holds itself out as a business primarily marketing “eco friendly products” substantially in the same manner as the Company’s “ecoshoppe” business concept (any such business being a “Competitive Business”; provided, that clause (ii) of the definition of Competitive Business shall only apply during the period in which the Company owns the “ecoshoppe” business concept). Notwithstanding the foregoing, Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

For purposes of this Agreement, the Executive will not be deemed, directly or indirectly, to be engaged in or assisting any other person or entity to engage in any Competitive Business, anywhere in the United States, if:

(i)	the Competitive Business derives less than twelve and one-half percent (12.5%) of its total annual revenues from products and services then under development or offered by the Company in the United States or elsewhere; and

(ii)	Executive does not have any relationship with, provide advice to or assist in any way the portion, subsidiary or division of the Competitive Business engaged in selling or developing the same products and services as the Company.

6. Nonsolicitation.

(A) During Executive’s employment and ending on the third anniversary of the termination of the Executive’s employment, the Executive shall not directly or indirectly either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or its subsidiaries or attempt to hire, divert or take away from the Company or its subsidiaries, any of the business of the Company or its subsidiaries or officers or employees of the Company or its subsidiaries in existence from time to time during his employment with the Company.

7. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or its subsidiaries so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of the Company or as may be in the public domain through no fault of his or as may be required by law.

8. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or its subsidiary’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9. Remedies Upon Breach. The Executive agrees that any breach of Section 5, 6, 7 or 8 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company may have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond.

10. Reasonableness of Covenants. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Sections 5, 6, 7 or 8 hereof, and agrees that he has received sufficient consideration for the enforceability of such Sections. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 5, 6, 7 or 8 hereof, and that Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 5, 6, 7 or 8 hereof if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of Sections 5, 6, 7 or 8 hereof. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to Sections 5, 6, 7 or 8 hereof.

11. Indemnification. If the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an officer, director, agent or employee of the Company or is or was serving at the request of the Company as an officer, director, agent or employee of another corporation or other entity, he shall be indemnified by the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of the Company, the Company agrees to advance the expenses incurred in defending any such proceeding and the Executive agrees to repay such advanced expenses when required pursuant to the Company’s certificate of incorporation and by-laws. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by the Company.

12. Indemnification and Reimbursement of Payments on Behalf of Executive. The Executive shall be solely responsible for all applicable taxes imposed upon him as a result of any payment made to him by the Company, Parent or Holdings, including any such payments that are subject to withholding taxes. In the event the Company, Parent or Holdings is required to make any payment of such taxes, Executive shall indemnify the Company, Parent and Holdings for any amounts so paid (excluding any interest and penalties related thereto).

13. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 5 and 6 hereof may potentially interfere with his ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope. The Executive acknowledges that the provisions set forth in Sections 5 and 6 hereof are in addition and not in limitation of the provisions set forth in that certain Non-compete, Non-solicitation and Confidentiality Agreement entered into among Holdings, the Company and Executive as of November 27, 2002. The Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

14. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

15. Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law provisions. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of New York located in New York, New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York located in New York, New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any affiliate of the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 20 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

16. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions has never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body of limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

17. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 17. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. Moreover, in the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause Executive or the Company to be subject to the provisions of section 409A of the Code, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of Section 409A, provided that the Company shall act in a good faith to minimize the amount of any the reduction in any benefits or compensation paid to or received by Executive (including either the delay or acceleration in the payment thereof) in order to prevent the imposition of Section 409A from applying to such provision.

18. Entire Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and, as of the Effective Date, supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive, including, without limitation, the Existing Agreement, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. Notwithstanding the foregoing, the parties hereto agree and acknowledge that Sections 5 and 6 hereof shall not in any way limit the provisions set forth in that certain Non-compete, Non-solicitation and Confidentiality Agreement entered into among Holdings, the Company and Executive as of November 27, 2002.

19. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

20. Notices. All notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, (iii) delivered by overnight commercial courier, or (iv) transmitted by telecopy or facsimile machine, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company, Parent or Holdings:

Vitamin Shoppe Industries Inc.

2101 91st. Street

North Bergen, New Jersey 07047

Attention:  James M. Sander

Facsimile: (201) 624-3824

with copies (which shall not constitute notice) to:

Irving Place Capital

277 Park Avenue, 39th Floor

New York, New York 10172

Attention:  Douglas R. Korn and Richard L. Perkal

Facsimile: (212) 551-4542

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Michael T. Edsall, Esq.

Facsimile: (212) 446-6460

If to the Executive:

Thomas Tolworthy

1 Bethpage Court

Cortlandt Manor, NY 10567

Facsimile: (914) 525-5094

with copies to:

Wendi S. Lazar

Outten & Golden LLP

3 Park Ave., 29th Floor

New York, NY 10016

Facsimile: (212) 977-4005

21. Survival of Obligations. The provisions of Sections 4, 5, 6, 7 and 8 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company, Holdings, Parent and the Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

22. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement shall be determined and settled by a panel of three arbitrators, one to be chosen by Executive, one to be chosen by the Company, and one to be chosen by mutual agreement of the arbitrators chosen by Executive and the Company, pursuant to the rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Notwithstanding the foregoing, nothing in this Section 22 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 5, 6, 7 and 8 of this Agreement.

23. Effect of Agreement. As of the Effective Date, the Company, Parent, Holdings and Executive agree that the Existing Agreement shall be superceded by this Agreement and that the Existing Agreement shall have no further force and effect.

24. Release. In consideration for the Executive’s continued employment with the Company, the Executive, for and on behalf of the Executive and the Executive’s heirs, dependents, executors, administrators, trustees, legal representatives, agents, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, Parent, and Holdings, and all of its or their past, present and/or future subsidiaries, divisions, affiliates, employee benefit plans, successors and assigns and all of its or their past, present and/or future shareholders, officers, managers, partners, directors, employees, agents, representatives, attorneys, affiliates, predecessors, successors, assigns, as applicable, and all other persons acting by, through, under, or in concert with any of them (collectively, the “Releasees”), from and against any and all actions, causes of action, suits, debts, liens, contracts, agreements, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses (including attorneys’ fees) of any and all kinds, whether known or unknown, suspected or unsuspected, or fixed or contingent (collectively, the “Claims”), which the Releasing Parties now have, own, hold, or claim to have, own, or hold, or at any time heretofore had, owned, held, or claimed to have, own, or hold, against the Releasees, or any of them in connection with or in any manner related to, or arising in connection with all matters relating to the Executive’s employment by the Company prior to the

Effective Date and all changes to the terms and conditions of the Executive’s employment with the Company. It is the intention of the Company and the Releasing Parties in executing this Agreement that this Agreement shall be effective as a bar to each and every Claim hereinabove mentioned or implied, and each of the Company and the Releasing Parties hereby knowingly and voluntarily waive any and all such Claims. Each of the Company and the Releasing Parties expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, charges and causes of action (notwithstanding any state statute that expressly limits the effectiveness of a general release of the unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims, demands and causes of action hereinabove mentioned or implied. The foregoing release shall not apply to the Executive’s rights with respect to accrued and vested benefits under any employee benefit plan of the Company. The Company agrees to release Executive from all claims of which the Board of Directors has actual knowledge as of the Effective Date of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VITAMIN SHOPPE INDUSTRIES, INC.

By:	/s/ James M. Sander
Name: James M. Sander
Title: Vice President and General Counsel

VS HOLDINGS, INC.

By:	/s/ James M. Sander
Name: James M. Sander
Title: Vice President and General Counsel

VS PARENT, INC.

By:	/s/ James M. Sander
Name: James M. Sander
Title: Vice President and General Counsel

/s/ Thomas Tolworthy
Thomas Tolworthy